EXHIBIT 99.1

Contacts:

Cubist Pharmaceuticals, Inc.	Fleishman-Hillard, Inc.
Eileen C. McIntyre	Jonathan R. Potter
Senior Director, Corporate Communications	(212) 453-2406
(781) 860-8533	potterj@fleishman.com
eileen.mcintyre@cubist.com

CUBIST PHARMACEUTICALS PROVIDES UPDATE ON

ADVANCING PRODUCT PIPELINE

•                  Ecallantide for Prevention of Bleeding in Cardiothoracic surgery (CTS), Currently in Phase 2

•                  CDAD Oral Antibiotic Lead Candidate Selected, with IND Targeted by Year-end

•                  Gram-negative I.V. Antibiotic Lead Candidate Selected, with IND Targeted by Year-end

•                  HCV Program in Late Stage Pre-clinical Development with IND Decision Expected in 1H09

Lexington, MA, September 8, 2008 — Cubist Pharmaceuticals, Inc. (NASDAQ:  CBST) today provided a comprehensive scientific update on its acute care product pipeline, which is advancing aggressively behind the company’s successful and growing IV antibiotic CUBICIN® (daptomycin for injection). In an investor presentation web cast from the Back Bay Events Center in Boston, MA, a team of senior Cubist scientists led by the company’s Chief Scientific Officer, Steve Gilman, Ph.D., reviewed scientific/clinical data and upcoming milestones for four programs, one in Phase 2 and three pre-IND, each addressing significant unmet medical need.

In opening remarks, Cubist President and CEO, Mike Bonney said, “The incremental gross margin from the continued success we expect from CUBICIN should support both growth in profits and the clinical development of multiple pipeline programs.”

In formal remarks and a slide presentation (available for thirty days as an archived webcast at www.cubist.com in the Investor Relations section or at url: http://www.investorcalendar.com/IC/CEPage.asp?ID=133534), the company provided the following updates on its four most advanced pipeline programs:

1. Ecallantide for the prevention of bleeding in cardio-thoracic surgery:

•                  Unmet Medical Need:

Cubist estimates that more than 650,000 patients annually undergo on-pump cardiothoracic surgery (CTS), which includes coronary artery bypass grafting (CABG) and heart valve replacement or repair procedures, in order to correct myocardial ischemia or diseased valves that cannot be treated with less invasive procedures. When a patient’s blood comes into contact with the artificial surface of the cardiopulmonary bypass (CPB) machine and tubing, serious complications can result, including the systemic inflammatory response syndrome (SIRS), a whole body inflammatory state that compromises heart and lung function in already fragile patients.  Blood loss also occurs as a result of this major surgery and can be exacerbated by SIRS. Aprotinin, an agent previously approved and marketed for the reduction of blood loss during on-pump surgery, was withdrawn from the market in 2008, creating a large unmet medical need.

•                  Key Scientific/Clinical Data:

In a proof of concept study of ecallantide for the reduction of blood loss in CTS conducted by Dyax Corp, from whom Cubist obtained the rights to develop and commercialize ecallantide in North America and Europe for surgical indications in April, 2008, the magnitude of the treatment benefit, approximately a 50% reduction in transfusion volume compared with placebo, was consistent with the effects of aprotinin.  In clinical trials to date, ecallantide has been well tolerated in healthy subjects and in patients undergoing CTS.

•                  Status:

Cubist’s goal is to bring ecallantide rapidly to market as a therapy to reduce bleeding in CTS. To achieve this goal, Cubist plans to advance ecallantide as quickly as possible to a Phase 3 randomized controlled clinical trial.  Cubist currently is developing the protocol for a definitive dose ranging study that the company expects will represent the completion of Phase 2 development.

•                  Upcoming Milestones: Cubist plans to initiate a Phase 2 dose-ranging study year-end 2008.

2. CB-183,315 — pre-IND candidate as an oral antibiotic for the treatment of
    C. difficile associated diarrhea (CDAD):

•                  Unmet Medical Need:

CDAD, or C. difficile associated diarrhea, is a disease caused by an overgrowth of, and subsequent toxin production by C. difficile, a resident anaerobic spore-forming bacterium of the lower gastrointestinal tract. C. difficile produces enterotoxin and cytotoxin, also known as toxins A and B, that lead to severe diarrhea, sepsis and even death. CDAD rates and severity are increasing, due in part to the spread of a new strain of C. difficile with increased virulence and greater resistance to fluoroquinolones.  As a result, Cubist expects that the CDAD market should continue to grow and merit new therapeutic agents.

•                  Key Scientific/Pre-IND Data:

CB-183,315 is an orally administered lipopeptide that shows potent and rapid bactericidal activity against C. difficile.  CB-183,315 has demonstrated in vivo efficacy in a well-established hamster CDAD model.  In pre-clinical studies, CB-183,315 has been shown to be rapidly cidal (compared with standard of care that is static against C. difficile) and also to prevent spores from generating more bacteria.  CB-183,315 does not appear to cause cell lysis and the release of C. difficile toxins.  The preclinical profile of CB-183,315 suggests that this novel IND candidate may be a potential new therapeutic agent for the treatment of CDAD.

•                  Status: Cubist is moving forward aggressively with pre-IND studies.

•                  Upcoming Milestones: Cubist is targeting an IND filing by year-end.

3. CB-182,804 — pre-IND candidate as an intravenous antibiotic for serious infections caused by multi-drug resistant Gram-negative bacteria:

•                  Unmet Medical Need:

As highlighted in an Infectious Disease Society of America position paper, four Gram-negative pathogens (Escherichia, Klebsiella, Pseudomonas, and Acinetobacter) represent important “Bad Bugs” with “No Drugs”.  The incidence of serious infections due to multi-drug-resistant (MDR) Gram-negative organisms in general is increasing.

•                  Key Scientific/Pre-IND Data:

In pre-clinical data based on studies conducted by Cubist to date, CB 182,804 has demonstrated very good potency and spectrum of Gram-negative coverage, including activity against multi-drug resistant (MDR) Gram-negative bacteria.  It also was shown to be rapidly cidal against all 4 key Gram-negative pathogens. Initial mechanism of action studies indicated that CB-182,804 interacts with cell membranes and rapidly shuts down bacterial DNA, RNA and protein synthesis. Resistance emergence studies in vitro and in vivo indicate that CB 182, 804 has a strong resistance profile. The pre-clinical profile of CB-182,804 suggests that this novel IND candidate may be a potential new therapeutic agent for the treatment of Gram-negative infections.

•                  Status: Cubist is moving forward aggressively with pre-IND studies.

•                  Upcoming Milestone: Cubist is targeting an IND filing by year-end.

4. CB-183,872—pre-clinical candidate as a novel antiviral agent for the treatment of Hepatitis C virus (HCV) infections:

•                  Unmet Medical Need:

Hepatitis C infection is a prevalent and growing problem.  About 4 million people in the U.S. alone are currently infected and it is estimated that 25,000 new infections occur in the U.S. each year. The current standard of care for HCV infection is a rigorous 48 month course of treatment with interferon and ribavirin.  The side effect profile of this regimen is problematic and many patients simply can not tolerate this standard of care therapy.

While there are several companies that have products in clinical development to treat HCV, including viral polymerase and protease inhibitors, Cubist believes that novel therapeutics with an improved therapeutic index (equivalent or better efficacy to current standard-of-care with better side effect profile) remain commercially attractive.

•                  Key Scientific/ Pre-clinical Data:

The CB-183, 872 program represents a novel antiviral approach that was first identified by scientists at Illumigen, a company Cubist acquired in December 2007. Using a targeted sequencing approach, Ilumigen scientists found that the presence of a variant of the enzyme oligoadenylate synthetase, or OAS, an enzyme that plays a role in the interferon antiviral response pathway, was highly correlated with those individuals who were less susceptible to HCV infection.  This purified OAS enzyme variant has demonstrated significant anti-HCV activity in vitro.

•                  Status:

While CB-183,872 has been effective against HCV infections in vitro, Cubist scientists have identified challenges requiring additional pre-clinical efficacy and pharmacokinetic work that will need to be completed prior to a go/no-go IND decision. Cubist scientists are in the process of conducting several in vivo antiviral studies that will help to estimate the dose, dosing interval and ultimate exposure levels that should be required for efficacy in humans.

•                  Upcoming Milestones:  Cubist plans to make an IND go/no-go decision in the first half of 2009.

In concluding remarks this evening, Dr. Gilman said: “We are working aggressively to meet our targets in the next several months of filing 2 INDs and initiating the Phase 2 dose-ranging ecallantide study. We are continuing to seek additional pipeline opportunities and are building our internal capabilities in research and development so that we can support a sustainable flow of new drug candidates in the infectious disease arena and beyond.”

About CUBICIN

CUBICIN is approved in the U.S. and many other markets as therapy for serious skin and bloodstream infections caused by certain Gram-positive bacteria. CUBICIN is currently the only once-daily bactericidal antibiotic approved in the U.S. for the treatment of complicated skin and skin structure infections caused by susceptible strains of the following Gram-positive microorganisms: Staphylococcus aureus (including methicillin-resistant and methicillin susceptible strains), Streptococcus pyogenes, S. agalactiae, S. dysgalactiae subsp. equisimilis and Enterococcus faecalis (vancomycin-susceptible strains only).  CUBICIN is also approved in the U.S. as therapy for bloodstream infections (bacteremia), including right-sided endocarditis, caused by S. aureus.  CUBICIN is not indicated for the treatment of pneumonia.  Most adverse events reported in clinical trials were mild to moderate in intensity.  The most common were anemia, constipation, diarrhea, nausea, vomiting, injection site reactions, and headache.  To reduce the development of drug-resistant bacteria and maintain the effectiveness of CUBICIN, CUBICIN should be used only to treat or prevent infections that are proven or strongly suspected to be caused by bacteria susceptible to CUBICIN. For full prescribing information, visit www.cubicin.com.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment.  Cubist developed and commercialized CUBICIN® (daptomycin for injection), a Gram-positive first-in-class lipopeptide antibiotic. In the U.S. Cubist also promotes MERREM® I.V. (meropenem for injection), Astra Zeneca’s established broad spectrum (carbapenem class) I.V. antibiotic.  The Cubist product pipeline includes ecallantide, a recombinant human protein in Phase 2 clinical trials for the prevention of blood loss during cardiothoracic surgery, and pre-clinical programs that address unmet medical needs in Gram-positive infections, Gram-negative infections, CDAD (Clostridium difficile-associated diarrhea), and HCV (Hepatitis C infections).  Cubist is headquartered in Lexington, MA.  Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist Safe Harbor Statement

This press release contains forward-looking statements, including statements regarding the expected continued success of CUBICIN and our pipeline programs. There are many factors that could cause actual results to differ materially from those in these forward-looking statements. These factors include the following: (i) the level of continued acceptance and commercial success of CUBICIN, which will depend, among other factors, on medical need, market demand, any unexpected adverse events, the effectiveness of our sales force, and the competitive landscape; (ii) our ability to develop, manufacture and achieve commercial success for our product candidates; iii) whether the U.S. Food and Drug Administration, or FDA, accepts proposed clinical trial protocols that may be achieved in a timely manner for our product candidates; (iv) our ability to conduct successful clinical trials in a timely manner; (v) the demonstrated clinical efficacy and safety of our product candidates as they relate to standards for regulatory approval and in comparison to competitive products; (vi) our ability to finance our operations; (vii) our ability to adequately develop and maintain adequate protection for the intellectual property related to CUBICIN and our pipeline candidates; and (viii) a variety of risks common to our industry, including ongoing regulatory review, public and investment community perception of the industry, legislative or regulatory changes, and our ability to attract and retain talented employees.  Drug development involves a very high degree of risk.  Success of a product candidate in early stage clinical trials or pre-clinical trials does not mean that subsequent trials will also be successful or that the candidate will be successfully commercialized.  Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in our most recent 10-K and 10-Q filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings. These statements speak only as of the date of this release, and we undertake no obligation to update or revise these statements, except as may be required by law.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

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